SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:             The Innovative Funds

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  7435 Watson Road, Suite 88
                  St. Louis, Missouri 63119

TELEPHONE NUMBER:

                  (314) 963-3434

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

                  Neil A. Eisner
                  7435 Watson Road, Suite 88
                  St. Louis, Missouri 63119

CHECK APPROPRIATE BOX:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                /_X_/ Yes /__/ No


                                   SIGNATURES
                                   ----------

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Shrewsbury and State of Missouri on the ___th day of December, 1999.

ATTEST:                                     The Innovative Funds


By: /s/                                     By:  /s/
   ----------------------                      -----------------------------
Bruce D. Oakes, Secretary                   Neil A. Eisner, President/Trustee